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                                                                EXHIBIT 10.1.2

                      SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

          This Second Amendment to Employment Agreement ("Second Amendment") is entered into as of June 20, 1995, by and among UNIONFED FINANCIAL CORPORATION, a Delaware corporation ("UnionFed"), UNION FEDERAL BANK, a federal savings bank ("Union Federal") and DAVID S. ENGELMAN ("Executive").

          WHEREAS, UnionFed, Union Federal and Executive are parties to an Employment Agreement, entered into as of April 1, 1991, which provides for the employment of Executive on the terms provided for therein, as amended by an Amendment to Employment Agreement dated as of December 1, 1993
(collectively the "Agreement");

          WHEREAS, UnionFed, Union Federal and Executive desire to amend the Agreement in light of the contemplated sale, subject to regulatory approval, of substantially all of Union Federal's branch system to Glendale Federal Bank (the "Branch Sale") and the desire of UnionFed and Union Federal to discharge its obligations under the Agreement and to reduce its obligations to Executive on an ongoing basis;

          WHEREAS, Section 17(b) of the Agreement provides that any successor to all or substantially all of the business and/or assets of UnionFed or Union Federal expressly assume and agree to perform the Agreement and that the failure of UnionFed or Union Federal to obtain such agreement shall be a breach of the Agreement;

          WHEREAS, Glendale Federal Bank has expressly declined to assume the obligations of UnionFed and Union Federal under the Agreement and, accordingly, Executive will become entitled to compensation as of the Branch Sale date as if Executive had terminated his employment for Good Reason (as defined in the Agreement), in an amount estimated to be approximately $1.6 million, in addition to the Supplemental Retirement Plan assets held in trust for the benefit of Executive; and

          WHEREAS, UnionFed and Union Federal deem it in their best interests to negotiate a reduction of this liability and a conversion of Executive's employment to a month-to-month basis in accordance with the terms of this Second Amendment and Executive is agreeable to such revised terms, to be effective upon the closing of the Branch Sale.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties hereto agree as follows, which terms shall become effective upon the closing of the Branch Sale:

          1.   TERM.

          (a) Section 1 of the Agreement shall be amended to read in full as follows:

                    "Executive shall be employed on an at-will basis, provided that UnionFed/Union Federal and Executive shall give at least sixty
          (60) days' prior notice to the other party(ies) in the event that they determine or he determines to terminate Executive's employment hereunder."

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          (b)  In consideration of Executive's agreement to change the term of the Agreement from a fixed term to an at-will relationship and to reduce the salary and other benefits payable to Executive upon the effectiveness of the Branch Sale, Union Federal agrees to pay Executive the sum of $350,000 concurrent with the closing of the Branch Sale.

          2. COMPENSATION. Executive's base salary under Section 3(a) of the Agreement shall be $150,000. Sections 3(b) and (c) of the Agreement providing for guaranteed bonuses to Executive shall be and they hereby are deleted in their entirety.

          3.   EMPLOYEE BENEFITS.

          (a) Section 4(b) of the Agreement shall be amended to read in full as follows:

               "Executive shall be entitled to full participation in all plans of life, accident, disability and health insurance plans which generally are made available to officers of UnionFed or Union Federal. In addition to any term life insurance provided to Executive in accordance with such plans, Executive shall be provided with $500,000 of whole life insurance on a split dollar premium payment arrangement as in force as June 1, 1995."

          (b) Section 4(c) of the Agreement, which provides for Executive to have supplemental retirement plan benefits under the 1991 Supplemental Retirement Plan, is hereby deleted in its entirety. UnionFed and Union Federal agree that in satisfaction of its obligations to Executive under the Agreement to provide such benefits through June 30, 1997, it shall cause the entire balance of the assets held in trust for the benefit of Executive with Danielson Trust Company to be delivered to Executive concurrent with the closing of the Branch Sale (estimated to be approximately $899,000), with UnionFed and Union Federal to have funded the trust through June 30, 1995. UnionFed and Union Federal shall pay any costs of termination of the Plan and the Plan Trustee. Upon the execution of this Second Amendment, UnionFed and Union Federal shall cause the Plan Administrator to take such actions as are necessary or desirable to permit the delivery of trust assets to Executive concurrent with the closing of the Branch Sale.

          (c) Section 4(d) of the Agreement is hereby amended to reduce Executive's automobile allowance from $1,000 per month to $500 per month, plus reasonable reimbursement for mileage driven by Executive in the performance of his duties hereunder (excluding commuting miles).

          (d) Section 4(g) of the Agreement is hereby amended to reduce the obligations of UnionFed and Union Federal thereunder in fiscal years after June 30, 1995 from $15,000 to $7,500.

          4. TERMINATION PROVISIONS. In light of the at-will employment of Executive hereafter, the provisions in the Agreement regarding termination by UnionFed and Union Federal (Section 5), by Executive (Section 6) and the severance payment provisions related thereto (Section 7) are hereby deleted in their entirety.

          5. WAIVER OF CERTAIN AGREEMENT PROVISIONS. Executive hereby waives the provisions of Section 17(a) and (b) of the Agreement with respect to the Branch Sale.

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          6.   EFFECT ON AGREEMENT.  Except as modified by this Second
Amendment, the terms and provisions of the Agreement shall remain in full force and effect throughout the term of the Agreement. In the event that the Branch Sale does not occur, the Agreement shall remain in full force and effect without change.

          7. COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Second Amendment as of the date first above written.

UNIONFED FINANCIAL CORPORATION          EXECUTIVE

By:  /s/ Ronald M. Griffith                       /s/ David S. Engelman
     ---------------------------                  ----------------------------
     Senior Vice President                        David S. Engelman
     General Counsel

UNION FEDERAL BANK,
     a federal savings bank

By:  /s/ Ronald M. Griffith
     ---------------------------
     Senior Vice President
     General Counsel

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